VOXCOM HOLDINGS, INC.
                              1997 STOCK BONUS PLAN

                                    ARTICLE I

                                     GENERAL


1.1      Purpose of the Plan.

The purpose of the Voxcom Holdings, Inc. 1997 Stock Bonus Plan (the "Plan") is to assist Voxcom Holdings, Inc., a Nevada corporation (the "Company") in securing and retaining key persons of outstanding ability to serve the Company as key professional and consulting personnel by making it possible to offer them shares of registered common stock in lieu of fees in order to conserve the Company's cash and thereby increase their efforts for the Company's welfare through participation or increased participation in the ownership and growth of the Company.

1.2      Definitions.

                  (a) "Award" means a grant of shares to a Participant under the Plan.

                  (b) "Board of Directors" or "Board" means the Board of Directors of the Company.

                  (c) "Code" means the Internal Revenue Code of 1986, as amended.

                  (d) "Common Stock" means the Common Stock of the Company.

                  (e) "Grantee" means a Participant to whom an Award is granted under the Plan.

                  (f) "Participant" means any person, including consultants and directors, who is designated a Participant and is or is expected to be instrumental in promoting the business of the Company.

                  (g) "Term" means the period during which a particular option may be exercised as determined by the Committee and as provided in the option agreement.



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1.3      Administration of the Plan.

         The Plan shall be administered by the Board of Directors. The Board shall have the power to interpret and apply the Plan and to make regulations for carrying out its purpose. More particularly, the Board shall determine which Participants shall be granted shares and the terms of such grants. Determinations by the Board under the Plan (including, without limitation, determinations of the person to receive Awards, the form, amount and timing of such Awards, and the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

1.4      Shares Subject to the Plan.

         The total number of shares that may be issued to Consultants under the Plan shall not exceed 750,000 shares of Common Stock. Shares issued pursuant to the Plan may be either unissued shares of Common Stock or reacquired shares of Common Stock held in treasury.

1.5      Terms and Conditions of Awards.

         All Awards shall be evidenced by agreements in such form as the Board of Directors shall approve from time to time subject to the provisions of Article II and Article III, as appropriate, and the following provisions:

                  (a) Grant Price. The grant price of Common Stock shall be the par value of the Common Stock on the date of grant, which the Board of Directors has established as the fair market value of the shares on such date..

                  (b) Grantee. Awards of Common Stock may be made only to individuals or one-person service corporations who render bona fide legal, professional or consulting services to the Company. No Awards may be made as compensation for any efforts of such persons to raise capital for the Company.

                  (c) Regulation. The Common Stock subject to the Plan shall be registered with the Securities and Exchange Commission under a Form S-8 registration statement.

                  (d) Taxation. Shares of Common Stock issued under the Plan will be taxable to the Grantees in the amount of their fair market value, and the Company will provide each Grantee with a Form 1099 to report such issuance.



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                  (e) Additional  Provisions.  Each award  agreement may contain such other terms and conditions not inconsistent with the provisions of the Plan, including the payment of cash amounts, as the Board of Directors may deem appropriate from time to time.


1.6      Compliance with Rule 16b-3.

         It is intended that the provisions of the Plan and any Award shall comply in all respects with the terms and conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as in effect on July 1, 1997 and as amended, or any successor provisions, as it relates to persons subject to the reporting requirements of Section 16(a) of such Act. To the extent that any provision hereof is found not to be in compliance with such rule as it relates to such Act, such provision shall be deemed to be modified so as to be in compliance with such rule, or if such modification is not possible, shall be deemed to be null and void, as it relates to such Grantee.



                                   ARTICLE II

                              ADDITIONAL PROVISIONS


2.1      Board Approval.

         The Plan has been approved by the unanimous consent of the Board of Directors of the Company.

2.2      Compliance with Other Laws and Regulations.

         The Plan and the obligation of the Company to sell and deliver shares under the Plan, shall be subject to all applicable Federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to (a) the listing of such shares on any stock exchange on which the Common Stock may then be listed and (b) the completion of any registration or qualification or exemption of such shares under any Federal or state law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.



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2.3      Amendments.

         The Board of Directors may discontinue the Plan at any time, and may amend it from time to time. Other than as expressly permitted under the Plan, no outstanding Award may be revoked or altered in a manner unfavorable to the Grantee without the consent of the Grantee.

2.4      Withholding.

         Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the Grantee to remit to the Company an amount sufficient to satisfy any Federal, state or local withholding tax liability in such form as the Company may determine or accept in its sole discretion, including payment by surrender or retention of shares of Common Stock prior to the delivery of any certificate or certificates for such shares.

2.5      Effective Date; Duration.

         The Plan shall become effective as of August 15, 1997 pursuant to Board of Director approval received effective such date and shall expire on September 30, 1997.


                                   ARTICLE IV

                                     AWARDS

         Subject to all of the terms and provisions of the Plan, the Board has granted Awards to the following persons in the following amounts:

                  Name                          Shares            Purchase Price

         Rick Graf                              150,000           $15.00
         Gwynda Gee                              12,500             1.25
         Miah Dover                              12,500             1.25
         Ronald L. Brown                         50,000             5.00
         Kim Crowther                           100,000            10.00
         Brian Jensen                           100,000            10.00
         Herbert Sievers                        150,000            15.00





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